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                                                                  EXHIBIT T3E.10

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF GEORGIA
                                ATLANTA DIVISION


IN RE:                                               )       CASE NO. 98-60390
                                                     )
PARAGON TRADE BRANDS, INC.,                          )       CHAPTER 11
                                                     )
                           Debtor.                   )       JUDGE MURPHY
                                                     )
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                       NOTICE OF PROCEDURES AND DEADLINES
                   CONCERNING WHOLLY CONTINGENT, UNLIQUIDATED
                  AND/OR UNDETERMINED CLAIMS AGAINST THE DEBTOR

TO: HOLDERS OF WHOLLY UNLIQUIDATED, CONTINGENT AND/OR UNDETERMINED CLAIMS AGAINST THE DEBTOR:

         PLEASE TAKE NOTICE that by "Order Establishing Voting Procedures, Approving Forms of Ballots, Approving Retention of Balloting Agent and Establishing Certain Rights Offering Procedures," dated November 18, 1999 (the "Order"), the Honorable Margaret H. Murphy, United States Bankruptcy Judge, established the following procedures and deadlines governing your claims:

         (a) A claim recorded as wholly unliquidated, contingent and/or undetermined shall be accorded one vote and valued at one dollar for purposes of voting on the Proponents' Second Amended Plan of Reorganization for the Debtor (as the same may be amended, the "Plan"). THIS VALUATION IS FOR VOTING PURPOSES ONLY, AND IS NOT A DETERMINATION OF THE VALUE OF YOUR CLAIM FOR DISTRIBUTION PURPOSES, i.e., THE "ONE DOLLAR, ONE VOTE" VALUATION WILL NOT DICTATE YOUR ENTITLEMENT TO RECEIVE MONEY OR PROPERTY UNDER THE PLAN. IF THE PROPONENTS SEEK TO HAVE THE BANKRUPTCY COURT MAKE A FINAL AND SPECIFIC DETERMINATION OF YOUR CLAIM FOR DISTRIBUTION PURPOSES, YOU WILL RECEIVE SEPARATE NOTICE OF THE DATE OF THE SCHEDULED HEARING AND THE PROCEDURES FOR FILING OBJECTIONS.
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         (b)      If you wish to have your claim valued at more than one dollar for voting purposes, you must file a motion with the United States Bankruptcy Court, United States Courthouse, 75 Spring Street, S.W., Atlanta, Georgia 30303, within fourteen days of the date of this notice. Your motion must also be served, so as to be received by the parties identified below, on or before the date the motion is filed. Your motion must be served upon:

                  (i)      Willkie Farr & Gallagher
                           787 Seventh Avenue,
                           New York, New York  10019,
                           Attention: Myron Trepper, Esq.
                               and Paul Shalhoub, Esq. and

                  (ii)     O'Melveny & Myers
                           One Citicorp Center
                           153 East 53rd
                           Street New York, New York 10022
                           Attention: Joel Zweibel, Esq.
                               and Adam Harris, Esq.

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         (c)      Your motion for estimation of a claim for voting purposes must set forth with specificity the amount and classification at which you believe your claim should be allowed for voting purposes, and the evidence in support of that belief. The motion must be served and filed in accordance with this notice, and any and all applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules of the Northern District of Georgia.

         (d) A hearing on any such motion that has been timely filed and served will be held on January 5, 2000, at 10 a.m. (the "Estimation Hearing Date").

         PLEASE TAKE FURTHER NOTICE that if you reach an agreement with the Proponents concerning the amount and classification of your claim, a stipulation setting forth that agreement may be presented to the Bankruptcy Court for approval, upon three (3) business days' notice to the parties designated in the Order.

         PLEASE TAKE FURTHER NOTICE that in the event your claim is in dispute and has not been determined by the Bankruptcy Court as of the Estimation Hearing Date (whether as a result of your motion or the Proponents' motion objecting to or seeking a final determination of your claim), your claim shall not be counted for voting purposes and your ballot, if any, shall not be counted, except to the extent and in the manner indicated in the Debtor's objection.

         PLEASE TAKE FURTHER NOTICE that you need not file a motion or otherwise respond to this notice if you do not object to the "one dollar, one vote" treatment of your claim for voting purposes established by the Order.


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         This 18th day of November, 1999.

ALSTON & BIRD LLP                               O'MELVENY & MYERS LLP


By: /s/ Matthew W. Levin                    By: /s/ Adam C. Harris
    ____________________________                _____________________________
         DENNIS J. CONNOLLY                           JOEL B. ZWEIBEL
         Georgia Bar No. 182275                       ADAM C. HARRIS
         MATTHEW W. LEVIN
         Georgia Bar No. 448270
                                                One Citicorp Center
1201 West Peachtree Street                      153 East 53rd Street
Atlanta, Georgia 30309-3424                     New York, New York 10022
(404) 881-7000                                  (212) 326-2000

and                                             and

WILLKIE FARR & GALLAGHER                        PARKER, HUDSON, RANIER & DOBBS
Myron Trepper, Esq.                             Rufus Dorsey, Esq.
Paul V. Shalhoub, Esq.                          Suite 1500
787 Seventh Avenue                              285 Peachtree Center Avenue
New York, New York  10019-6099                  Atlanta, Georgia
(212) 728-8000                                  (404) 523-5300

Attorneys for Paragon Trade Brands, Inc.        Attorneys for the Official
                                                Committee of Unsecured Creditors


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